Exhibit 10.3

THIS AGREEMENT made and dated for reference the 26th day of April, 2010.

BETWEEN:
YALE RESOURCES LTD., a body corporate, incorporated under the laws of the Province of British Columbia, having an office at # 400 – 409 Granville Street, Vancouver, British Columbia, V6C 1T2; and its subsidiary Minera Alta Vista SA de CV, a Mexican company

(hereinafter collectively called the “Optionor”)

AND:
SILVER AMERICA INC., a body corporate, incorporated under the laws of the State of Nevada, having its Records and Registered Office at 10775 Double R Boulevard, Reno, NV 89521, U.S.A.; and its future subsidiary, a Mexican company;

(hereinafter called the “Optionee”)

WHEREAS:

A.           The Optionor has entered into a Purchase Agreement to purchase a 100% interest with Mr. Carolos Roberto Handal Linares and Mrs. Maria Concepcion Lara Luna (the “Vendors”), the recorded and beneficial owners of a 100% interest in a total of two (2) mining concessions owned by the Vendors (the “Property”) covering approximately 282.84 hectares in Zacatecas State, Mexico, which titles, payment schedule, and a copy of the Purchase Agreement are more particularly described in Schedules “A,” “B” and “C” respectively, annexed hereto;

B.           The Optionor has agreed to grant to the Optionee an option entitling the Optionee to acquire certain legal and beneficial interests in and to the Property as provided for in this Agreement, and to participate in the further exploration and, if deemed warranted, the development of the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents and the sum of Ten Dollars ($10.00) now paid by each of the parties to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties, the parties hereby agree as follows:

DEFINITIONS

1.01                      In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

(a)	“Business Day” means any day other than Saturdays, Sundays and statutory holidays in the Province of British Columbia;

(b)	“Conditions of Exercise” has the meaning set out in paragraph 4.02 hereof;

(c)	“Effective Date” means the date this Agreement is signed by the Optionor and Optionee;

(d)
“Exercise Notice” means a written notice to the Optionor, signed by the Optionee indicating that the Optionee has satisfied the respective Conditions of Exercise and is irrevocably exercising the Option;

(e)
“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of ores, minerals or mineral resources, including but not limited to additional drilling required after discovery of potential commercial mineralization, and including related environmental compliance;

(f)
“Expenditures” means the sum of all funds incurred or expended in prospecting, Exploration, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands and also includes monies spent in acquiring additional claims or concessions which shall form part of the Property.

Importantly, Expenditures shall also include any and all tax payments as well as legal costs and fees related to the registration of titles and agreements with the Mexico Mining Registry together with any value added taxes accruing after the date of this Agreement. In addition, Expenditures shall include all of those costs related to the acquisition of the Property from third parties as further set out in Schedule ‘B’;

(g)	“New Property” has the meaning set out in sub-paragraph 8.02 hereof:

(h)	“Option” has the meaning set out in sub-paragraph 4.01 hereof;

(i)	“Holdco” means the Mexican company to be established by the Optionee to hold title to the Property;

(j)	“Option Deadline” has the meaning set out in sub-paragraph 4.01 hereof;

(k)
“Property” means all of the mining claims described in Schedule “A” hereto and all other mineral property interests derived from any such mineral claims.  Any reference herein to any mineral claims or other mineral property interests comprised in the Property includes any other interests into which such mining claims or other mineral property interests may have been converted;

(l)	“this Agreement” refers to and collectively includes this Agreement and every Schedule attached to this Agreement.

(m)	“Quarter” means the financial quarter of the Optionor whose yearend is October 31 (more specifically: Q1 = Nov/Dec/Jan, Q2 = Feb/Mar/Apr, Q3 = May/Jun/Jul, and Q4 = Aug/Sep/Oct).

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01                      The Optionor represents and warrants to the Optionee that:

(a)
It has been duly incorporated under the laws of the Province of British Columbia, validly exists as a corporation in good standing under the laws of the Province of British Columbia with respect to the filing of annual reports and it and its Mexican subsidiary, Minera Alta Vista S.A. de C.V. are legally entitled to hold their interest in the Property and will remain so entitled until their interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

(b)
it is, and at the time of any transfer to the Optionee of any interest in the Property will be, the legal and beneficial owner of the interest in the Property so transferred free and clear of all liens, charges and claims of others, and no taxes or rentals are due in respect thereof;

(c)
to the best of its knowledge, the mining claims comprising the Property have been duly and validly located pursuant to the laws of Mexico and are recorded in the names set out on the attached Schedule “A”, and are in good standing as of the Effective Date in the Mining Public Registry of Mexico on the date hereof and until the dates set out on the attached Schedule “A”;

(d)
to the best of its knowledge, there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to its knowledge is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

(e)
to the best of its knowledge, there are no material outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(f)
to the best of its knowledge, the conditions existing on or with respect to the Property and Optionor’s ownership and operation of the Property are not in violation of any applicable laws, rules or regulations (including without limitation any environmental laws) nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property;

(g)
to the best of its knowledge, there have been no past violations by Optionor or Vendors or to Optionor’s knowledge, by any of its predecessors in title of any environmental laws or other laws or regulations affecting or pertaining to the Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Property (“Environmental Damage”);

(h)
the Optionor has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(i)
no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(j)	there are no royalties or other outstanding payments on the Property, whether in the form of an NSR interest or otherwise, except as specifically set forth in Schedule “B”.

2.02                      The Optionor acknowledges that the representations and warranties set forth in paragraph 2.01 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

2.03                      The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.01 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01                      The Optionee represents and warrants to the Optionor that:

(a)
it has been duly incorporated under the laws of the State of Nevada, validly exists as a corporation in good standing under the laws of the State of Nevada with respect to the filing of annual reports;

(b)
it is currently not legally entitled to hold mineral property interests in the Country of Mexico and prior to or concurrently with the exercise of the Option will create and organize Holdco, which will be legally entitled to hold mineral property interests in the Country of Mexico;

(c)
it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(d)
no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(e)
it will provide the Optionor sufficient funds for the payments to the Vendors with such payments to be provided to the Optionor at least fourteen (14) days prior to the due date for each payment as set forth in Schedule “B,” such payments to be included in the Expenditures as set forth in Section 4.02(a)(ii) below.

3.02                      The Optionee acknowledges that the representations and warranties set forth in paragraph 3.01 hereof form a part of this Agreement and are conditions upon which the Optionor has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.03                      The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.01 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty.

GRANT OF OPTION AND COMMITMENTS

4.01                      The Optionor hereby irrevocably grants to the Optionee an exclusive right and option to acquire undivided legal and beneficial interests of ninety per cent (90%) in the Property free and clear of all liens, charges and claims of others (the “Option”), such Option to be exercised on or before the 30th of December, 2013 (“Option Deadline”).

4.02                      The Optionee may exercise the Option by:

(a)

(i)	making $900,000 in payments (all funds in US $) to the Optionor prior to the Option Deadline as follows:

(i)	$10,000 to Yale upon the signing of the Letter of Intent (as previously paid);
 (ii) an additional $10,000 on signing of this Agreement;
(iii) an additional $20,000 on or before the 30th of June 2010;
(iv) an additional $30,000 on or before the 30th of December 2010;
 (v) an additional $50,000 on or before the 30th of June 2011;
(vi) an additional $50,000 on or before the 30th of December 2011;
                                       (vii) an additional $75,000 on or before the 30th of June 2012;

                                              (viii) an additional $100,000 on or before the 30th of December 2012;
                             (ix) an additional $200,000 on or before the 30th of June 2013;
                                                  (x) an additional $355,000 on or before the 30th of December 2013.

(ii)	incurring or funding a total of $2,000,000 in Expenditures on the Property prior to the Option Deadline as follows:

(i)	$400,000 (including a minimum of 2,000 metres of drilling) on or before the 30th of June 2011;
(ii)	an additional $700,000 on or before the 30th of December 2012;
(iii)	an additional $900,000 on or before the 30th of December 2013.

The Optionee will allocate a minimum of $15,000 of Expenditures every Quarter to Exploration work.

(iii)	issuing common shares in the capital of the Optionee to the Optionor totaling 1,000,000 shares prior to the Option Deadline as follows:

(i)	100,000 common shares on signing of this Agreement;
(ii)	an additional 100,000 common shares on or before the 30th of June 2010;
(iii)	an additional 100,000 common shares on or before the 30th of December 2010;
(iv)	an additional 100,000 common shares on or before the 30th of June 2011;
(v)	an additional 100,000 common shares on or before the 30th of December 2011;
(vi)	an additional 100,000 common shares on or before the 30th of June 2012;
(vii)	an additional 100,000 common shares on or before the 30th of December 2012;
(viii)	an additional 100,000 common shares on or before the 30th of June 2013;
(ix)	an additional 200,000 common shares on or before the 30th of December 2013.

(b)	all of the above shares will be subject to the minimum hold periods in accordance with regulations under the U.S. Securities Act of 1933, as amended;

The Optionor understands and acknowledges that any shares which may be issued to it pursuant to the provisions of this paragraph 4.02 must be issued in reliance on exemptions from the prospectus and registration requirements of applicable securities legislation and may be subject to certain re-sale restrictions under such legislation, the terms of which may be endorsed on the certificates representing such shares, and prior to issuance the Optionor agrees to provide confirmation of the availability of such exemptions and comply with such re-sale restrictions.

The Optionee will provide the Optionor at the time of issuing each share payment the appropriate documentation confirming the validity of the issuance, as may be reasonably requested by Optionor to satisfy Canadian brokerage firm regulations in order to allow the Optionor to deposit the shares in its brokerage account.

Upon the expiry of any hold period placed on any issuance the Optionee will use its best efforts to cooperate with and assist the Optionor in the removal of any legend placed on each issuance.  In the event the Optionee does not use its best efforts to cooperate and assist the Optionor with the removal of any restrictive legend in a timely manner then the Optionor may give notice of termination as per paragraph 10.02.

(collectively, the “Conditions of Exercise”).

4.03                      If the Optionee, by the Option Deadline, fails to incur the total amount of any of the Expenditures required under the respective Conditions of Exercise, then the Optionee may pay to the Optionor an amount equal to such shortfall in Expenditures within thirty (30) days after the respective Option Deadline.  Any payment so made shall be deemed to be Expenditures duly and properly incurred for the purposes of the Conditions of Exercise.

4.04                      If the amount of Expenditures incurred at any time exceeds the Expenditures required under the Conditions of Exercise of the period next due to expire, then such excess shall be credited to the following period’s commitment.

4.05                      Nothing in this Agreement shall be construed as obligating the Optionee to exercise the Option or, subject to sub-paragraph 10.04(a) hereof, incur any Expenditures on the Property.

4.06                      In the event the Optionee has satisfied the respective Conditions of Exercise and wishes to exercise the Option, then to do so it must, prior to the Option Deadline, deliver to the Optionor an Exercise Notice.  On delivery of an Exercise Notice the Optionor shall be deemed to have transferred to the Optionee an undivided ninety per cent (90%) interest in the Property as tenants in common, with a ten per cent (10%) participating interest to be held by the Optionor.

4.07                      Subject to paragraphs 4.03 and 10.02 hereof, in the event the Conditions of Exercise in respect of the Option are not satisfied by the Option Deadline then the Option shall expire.

4.08                      Unless otherwise agreed to by the parties in writing, the Optionor will be the operator (hereinafter called the “Operator”) for all Expenditures on the Property to be incurred by the Optionee pursuant to the exercise of the Option.

In the event that the Optionee options the Property to a third party with the Optionor’s approval, such approval not to be unreasonably withheld, and that third party wishes to assume the Operatorship, they may do so at their choosing given that both the Optionor and Optionee have been given at least 30 days notice.  In the event that the third party does not elect to assume Operatorship then the current Operator will continue as Operator.

4.09                      This Agreement represents an option only, and the Optionee shall be under no obligation to the Optionor to exercise the Option, save and except in respect payments in section 6.04 (a)(iii).

TRANSFER OF PROPERTY

5.01                      Upon the exercise by the Optionee of the Option the Optionor shall cause to be delivered to the Optionee duly executed registerable transfers of the Property to Holdco, and the parties shall enter into such tenants in common agreement as may be deemed necessary and appropriate.

5.02                      Prior to the transfer of the Property to Holdco provided for in Paragraph 5.01, the Optionee shall be entitled to record a memorandum of this Agreement in the Spanish language with the Mining Public Registry of Mexico at its own cost.

OBLIGATIONS OF THE PARTIES DURING THE OPTION PERIOD

6.01                      The Optionor hereby covenants and agrees that for so long as it is acting as Operator it will:

(a)
maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property in good standing free and clear of all liens and other charges except those at the time contested in good faith by the Optionor;

(b)
permit the Optionee or its duly authorized agents, upon reasonable prior notice to the Optionor, to have access to the Property in order to examine any work carried out by the Optionor, provided, however, that neither the Optionee nor its agents shall interfere or obstruct the operations of the Optionor, its servants and agents on the Property, and further provided that the Optionee or its agents shall enter upon the Property at their own risk and that the Optionee agrees to indemnify and save the Optionor harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionee or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(c)
deliver to the Optionee a report (including up-to-date maps if there are any) describing the results of work done on the Property in the last completed quarter or calendar year, as applicable, together with information on material results obtained, such reports to be delivered no more often than quarterly (at Optionee’s request) and no less often than on or before the anniversary date of this Agreement in each year;

(d)
conduct all work on or with respect to the Property in a careful and miner like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionee harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionor on or with respect to the Property;

(e)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance,

(f)	charge the Optionee a 15% Management Fee on all Expenditures. The Management Fee payments shall be credited towards the $2 million in Expenditures referenced in point 4.02 (a) (ii) of this Agreement.

6.02                      The Optionee hereby covenants and agrees that if it were to become Operator that for so long as it is acting as Operator it will:

(a)
maintain the Property in good standing by the doing and arranging for the filing by the Optionor of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property in good standing free and clear of all liens and other charges at least 30 days before the filing is due except those at the time contested in good faith by the Optionor;

(b)
permit the Optionor or its duly authorized agents, upon reasonable prior notice to the Optionee, to have access to the Property in order to examine any work carried out by the Optionee, provided, however, that neither the Optionor nor its agents shall interfere or obstruct the operations of the Optionee, its servants and agents on the Property, and further provided that the Optionor or its agents shall enter upon the Property at their own risk and that the Optionor agrees to indemnify and save the Optionee harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionor or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(c)
deliver to the Optionor on or before the anniversary date of this agreement in each year a report (including up-to-date maps) describing the results of work done on the Property in the last completed calendar year together with information on material results obtained;

(d)	deliver to the Optionor, within 14 days of receipt, any results that would be deemed material to the Optionor.

(e)
conduct all work on or with respect to the Property in a careful and miner like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionee on or with respect to the Property;

(f)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.

(g)	include in the Expenditures outlined as per paragraph 4.02(a)(ii) a 15% Management Fee on all Exploration-related Expenditures.

6.03                      Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will be responsible for rectifying any environmental damage sustained on or caused upon the Property during the Option Period even if said damage is noticed after the option has been terminated.

6.04                      Budgets, expenditures and payments

(a)	While the Optionor is Operator the Optionee agrees to:

(i)
approve and/or provide comments on the budget for each successive phase of exploration within fourteen (14) days of the presentation to Optionee by Optionor of a proposed budget, and in the event of proposed changes, to provide Optionee with a revised budget within a further fourteen (14) days for Optionee’s review and approval, such approval not to be unreasonably withheld;

(ii)
give to the Optionor an advance of at least 50% of each budget within thirty (30) days of its approval and acknowledges that Optionor will not start that next phase of exploration until the advance has been received;

(iii)
make a payment to Optionor within thirty (30) days of a request by Optionor for each completed phase of Exploration under an approved budget to be accompanied by a report detailing completion of the phase and providing a detailed accounting of costs; provided, however, that if such funds are not received within such thirty (30) day timeframe, Optionor shall issue letter of default to Optionee providing Optionee with an additional thirty (30) days to make the requisite payment;

(iv)
until such time that the Option has been exercised or terminated, provide the Optionor sufficient funds to keep the Property in good standing (bi-annual taxes) regardless of the amount of Expenditures incurred on the Property to date;

(b)	While the Optionee is Operator, the Optionee will provide the Optionor:

(i)	an accounting of Expenditures every quarter;

(ii)	copies and receipts of all property tax and option payments if that duty is performed by the Optionor.

RIGHT OF ENTRY

7.01                      During the term of the Option provided for in this Agreement, whichever party is acting as the Operator and its servants, agents and independent contractors shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)
do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Operator in its sole discretion may determine practical under the provisions of work programs to be jointly prepared and approved by the Optionor and the Optionee prior to the commencement of operations in respect of such work programs;

(d)	bring upon and erect upon the Property such buildings, plant, machinery, tools, appliances and/or equipment as the Operator may deem advisable;

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

AREA OF MUTUAL INTEREST

8.01                      There is no area of mutual interest surrounding the Property (hereinafter called the “AMI”).

8.02                      If the Optionor or Optionee acquires a property interest or mineral rights immediately adjoining the Property (hereinafter called the “New Property”), it shall notify the other party in writing of the property interest or mineral rights acquired and the cost of acquisition thereof.  The notified party shall then have thirty (30) days following receipt by it of the foregoing notification to elect in writing to option the New Property under the same terms of this Agreement.  If the notified party does not so elect in writing within this thirty (30) day period, the Optionor or Optionee, as applicable, shall be entitled to retain the property interest or mineral rights for its own account and such property interest or mineral rights independent of this Agreement.

MANAGEMENT COMMITTEE

9.01                      A Management Committee composed of one (1) representative of each Party, shall be established on the Effective Date.  Each Party shall, within thirty (30) days after the Effective Date, notify the other Party in writing of the name of its representative (the “Representative”) and alternative Representative (“Alternate”) who may from time to time act in the absence of the Representative.  Each Party shall also be free to bring to all meetings, at its own cost, such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Sections 6 and 14.  Each Party shall have the right at any time and from time to time to change its Representative or Alternate by written notice given to the other Party.  Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative’s and Alternate’s activities hereunder.

9.02                      The Management Committee shall be constituted during the Option Period for the following purposes:

(a)	to review the on-going activities of the Operator on the Property and to review reports submitted by the Operator on the progress of its activities;

(b)	to discuss in good faith any changes, alterations or recommendations to the activities undertaken by the Operator on the Property; and

(c)	to review proposed exploration operations on the Property to be undertaken by the Operator.

9.03           Meetings of the Management Committee shall be held no less than once annually. In lieu of holding meetings of the Management Committee, the Management Committee may convene telephone conferences with the unanimous consent of both Parties.

On any matter to be approved by the Management Committee, the Operator shall have final and binding power on both Parties to decide on a decision in case of dispute between the Parties.

TERMINATION

10.01                      The Optionee may terminate this Agreement at any time prior to the Option Deadline, by the Optionee giving notice of termination to the Optionor.

10.02                      Notwithstanding any other provision of this Agreement, if at any time during the term of the Option, the Optionee fails to pay to the Optionor any payments required under sub-paragraph 4.02(a)(i) hereof, or fails to incur any of the Expenditures provided for in sub-paragraph 4.02(a)(ii) hereof, or fails to issue to the Optionor any shares required under sub-paragraph 4.02 (a)(iii) or is in breach of any representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

(a)
it shall have first given to the Optionee a notice of default containing particulars of the payment not advanced, the share issuance not received, the Expenditures not incurred or the representation or warranty breached; and

(b)	the Optionee has not, within thirty (30) days following delivery of such notice of default, cured such default.

If the Optionor is required to give the Optionee a third notice of default the Optionor may terminate this Agreement immediately.  This third notice can not be issued to the Optionee without prior notice of at least fourteen (14) days.

Further, notwithstanding any provision in this Agreement to the contrary, in the event Optionor gives Optionee notice of a breach related to the commencement of a drilling program pursuant to sub-section 4.02(a)(ii), Optionor will provide Optionee with three (3) months from the date of such notice to cure said breach, provided that the failure to commence drilling is as a result of circumstances beyond the control of the Optionee, specifically excluding the lack of funds.

10.03                      Should the Optionee fail to comply with the provisions of sub-paragraph 10.02(b) hereof, the Optionor may thereafter terminate this Agreement, and the provisions of paragraph 10.04 hereof shall then be applicable.

10.04                      If this Agreement terminates prior to the exercise of the Option then the Optionee shall:

(a)	have provided to the Optionor funds to maintain the Property in good standing for the entire next tax semester following the date of termination;

(b)	deliver to the Optionor copies of all plans, assay maps and diamond drill records relating to the Property; and

(c)	have paid to the Optionor all amounts due prior to termination i.e. cash, shares, and Expenditures

TRANSFER OF INTEREST BY THE OPTIONEE

11.01                      The Optionee may at any time, with the consent of the Optionor, which consent shall not be unreasonably withheld, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a)
a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants; and

(b)
a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 11.01(a) hereof.

11.02                      No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement and in the Property (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder or other fulfilment of contractual commitments and any environmental liabilities, effective on the date on which the Optionee shall have no further interest in this Agreement or in the Property.

11.03                      If the Optionee or Optionor should desire to sell all or any portion of its interest in the Property it shall first offer same to the other party.  The other party shall have a 30 day period to elect whether to purchase the offered interest.

Upon the expiry of the 30 day period the Optionee or Optionor shall be free to dispose of the offered interest to the extent not committed to be purchased by the other party to any third party for a period of 180 days and on terms no less favourable to the other party than was offered to the non-transferring party.  If no sale of the offered interest is consummated within the aforesaid 180 day period, it shall thereafter again become subject to the right of first refusal contemplated hereby.

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

12.01                      The party that is the Operator may at any time during the Option Period elect to abandon one or more of the mining concessions that comprise the Property by giving prior written notice to the party that is not the Operator (in this section referred to as the “non-Operator”) of such intention.

12.02                      For a period of thirty (30) days after the date of delivery of such notice the non-Operator may elect to have any or all of the mining concessions in respect of which such notice has been given transferred to it by delivery of a request therefor to the Operator, whereupon the Operator will deliver a duly executed registerable transfer document transferring such mining concessions to the non-Operator.  If the non-Operator fails to make request for the transfer of any mining concessions as aforesaid within such thirty (30) day period, the Operator may then abandon such mining concessions without further notice to the non-Operator.

12.03                      Upon any such transfer or abandonment, the mining concessions so transferred or abandoned pursuant to Subparagraph 12.02 will for all purposes of this Agreement cease to form part of the Property.

FORCE MAJEURE

13.01                      If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

13.02                      The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 13.01 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

CONFIDENTIAL INFORMATION AND NEWS RELEASES

14.01                      The Optionor and the Optionee will, subject to regulatory requirements, maintain the highest level of confidentiality with respect to this Option Agreement and the Property.

On a best efforts basis, the Optionor and Optionee shall provide a copy of any and all news releases related to this Option Agreement and/or the Property to the other party to review (but not for approval) by a representative for both the Optionor and a representative of the Optionee for technical/material content prior to release.

If there is a regulatory requirement for the Optionor or Optionee to disclose information relating to this Option Agreement and/or the Property, and no representative of the Optionor or Optionee is available within 48 hours, the disclosing party will disclose the minimum amount of confidential data to satisfy regulatory requirements.

ARBITRATION

15.01                      The parties agree that all questions or matters in dispute with respect to the accounting of monies expended by the Optionee as provided for herein, or with respect to any other matter of a financial nature hereunder, shall be submitted to arbitration pursuant to the terms hereof.

15.02                      It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof that any party intending to refer any matter to arbitration shall have given not less than thirty (30) days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.  On the expiration of such thirty (30) days, the party who gave such notice may proceed to refer the dispute to arbitration as provided for in paragraph 15.03 hereof.

15.03                      Any matter submitted to arbitration hereunder will be conducted before a single arbitrator appointed by the then President of the Association of Professional Engineers and Geoscientists of British Columbia under the provisions of the Commercial Arbitration Act (British Columbia), or, failing such appointment, by another single arbitrator appointed under the provisions of said Act. The arbitrator shall fix a time and place in Vancouver, British Columbia, or such other location as the parties may mutually agree upon, for the purpose of hearing the evidence and representations of the parties, and shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this paragraph.  After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.  The expense of the arbitration shall be paid as specified in the award.

15.04                      The parties agree that the award of the arbitrator shall be final and binding upon each of them.

NOTICES AND PAYMENT

16.01                      Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by facsimile and addressed to the party to which it is being given at the following addresses:

 (a)           if to the Optionor:

YALE RESOURCES LTD.
Suite 400 – 409 Granville Street
Vancouver, BC
V6C 1T2

Attention:                      President
Facsimile:                      (604) 678-2532

AND A COPY TO:

Tupper Jonsson & Yeadon
1710 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2L3

Attention:                      Lee Tupper
Facsimile:                      (604) 681-0139

(b)           if to the Optionee:

SILVER AMERICA INC.
10775 Double R Boulevard,
Reno, Neveada, 89521,
U.S.A.

Attention:                      President
Facsimile:                      (775) 996-8200

AND A COPY TO:

Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814

Attention:                      Sarah L. Ham
Facsimile:                      (916) 930-2501

16.02                      If notice, demand, payment or other communication is sent by facsimile or is delivered, it will be deemed to have been received on the next business day following the day of transmission or delivery.

CURRENCY

17.01                      All references to monies hereunder will be in lawful currency of the United States of America.

REGULATORY ACCEPTANCE

18.01                      If required, this Agreement is subject to the Optionor receiving acceptance herefor from the TSX Venture Exchange (hereinafter called the “Exchange”).

FURTHER ASSURANCES

19.01                      Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

TIME OF THE ESSENCE

20.01                      Time shall be of the essence of this Agreement.

COSTS

21.01                      Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement.

ENTIRE AGREEMENT

22.01                      The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement, including, without limiting the generality of the foregoing, the document entitled “Letter of Intent” between the parties and dated the 5th day of March, 2010.

COUNTERPARTS

23.01                      This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument.  The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

EXECUTION BY FACSIMILE

24.01                      Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

TITLES

25.01                      The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

GOVERNING LAW

26.01                      This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, applicable therein.

12505131.1

ENUREMENT

27.01                      This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTED by YALE RESOURCES LTD. in the presence of:
Authorized Signatory
EXECUTED by SILVER AMERICA INC. in the presence of:
Authorized Signatory

SCHEDULE "A"

To the Agreement made and dated for reference the 26th day of April, 2010 between Yale Resources Ltd. and Silver America Inc.

Concession                                Title                                      Approx.
name                                            number                                Area (ha)

GUADALUPE                             233872                                127.4100
GUADALUPE  2                         233873                                155.4200
                                              Total:            282.83

SCHEDULE "B"

To the Agreement made and dated for reference the 26th day of April, 2010 between Yale Resources Ltd. and Silver America Inc.

Payments due to underlying owners:
(to be borne by the Optionee – included in Expenditures)

        (i) $20,000 on the 30th of December 2009 (PAID);
       (ii) $20,000 on the 30th of June 2010;
                                  (iii) $30,000 on the 30th of December 2010;
                      (iv) $50,000 on the 30th of June 2011;
       (v) $50,000 on the 30th of December 2011;
                                          (vi) $75,000 on the 30th of June 2012;
                     (vii) $100,000 on the 30th of December 2012;
                                        (viii) $200,000 on the 30th of June 2013;
                       (ix) $455,000 on the 30th of December 2013.

Net Smelter Returns

   In addition to the 2% NSR that will be assigned to the Optionor upon Optionee’s exercise of the Option, there is a 2% NSR assigned to the Vendor

- The 2% NSR can be bought from the Optionor for $2,000,000

- The 2% NSR can be bought from the Vendor for $1,000,000

Approximate bi-annual taxes payable on the Property during the length of the Agreement
(to be borne by the Optionee – included in Expenditures)

Year	Period	Property		Total
		Guadalupe	Guadalupe 2
2010	1st Semester	$648	$749	$1,397
	2nd Semester	$648	$749	$1,397
2011	1st Semester	$780	$900	$1,680
	2nd Semester	$780	$900	$1,680
2012	1st Semester	$1,300	$1,530	$2,830
	2nd Semester	$1,300	$1,530	$2,830
2013	1st Semester	$1,560	$1,840	$3,400
	2nd Semester	$1,560	$1,840	$3,400
2014	1st Semester	$3,300	$3,700	$7,000
	2nd Semester	$3,300	$3,700	$7,000

SCHEDULE “C”

To the Agreement made and dated for reference the 26th day of April, 2010 between Yale Resources Ltd. and Silver America Inc.

PURCHASE AGREEMENT BETWEEN THE OPTIONOR AND THE VENDOR
(English translation followed by Spanish original)

MINING EXPLORATION AND OPTION AGREEMENT EXECUTED, ON THE ONE HAND BY MR. CARLOS ROBERTO HANDAL LINARES AND MARIA CONCEPCION LARA LUNA, BOTH BY HIS OWN LEGAL CAPACITY AND DENOMINATED IN SUCCESSIVE AS "CARLOS" AND “MARIA” RESPECTIVELY AND JOINTLY AS “THE PROPRIETORS”, AND BY THE OTHER PART MINERA “ALTA VISTA”, S.A. DE C.V., REPRESENTED BY MR. TOMAS VIDALES SOTO, DENOMINATED IN SUCCESSIVE AS "ALTA VSITA" IN ACCORDANCE WITH FOLLOWING DECLARATIONS AND CLAUSES.

I. CARLOS DECLARES:

a.
 That he is Mexican by birth, original of Monterrey N.L. Mexico, registered in the Federal Registry of Contributors under key HALCC-550822PJ9 and counts on with legal capacity sufficient to commit himself in the terms of the present contract, as well as in accordance with the Mining Law and its Regulation.

  b.    That he is married with MARIA under the legal regime of jointly goods.

c.
 That he is the owner of the 50% of the mining concession legal rights of “THE CONCESSIONS” next listed because of his matrimony legal regime, same CONCESSIONS that are located ion the state of Zacatecas, Mexico.

c.1.
“GUADALUPE” Mining Concession, Tile Number 233872, issued on April 22, 2009, File number 083/28826, located in the Municipality of Fresnillo, Zacatecas State of Mexico, and with a surface of 127.4134 hectares and booked in Act 292 at pages 146 of Volume 375 of the Mining Concessions book of the Public Mining Registry Office.

c.2.
“GUADALUPE 2” Mining Concession, Tile Number 233873, issued on April 22, 2009, File number 083/28827, located in the Municipality of Fresnillo, Zacatecas State of Mexico, and with a surface of 155.4218 hectares  and booked in Act , Pages 147 of Volume 375 of the Mining Concessions Book of the Public Mining Registry Office.

Hereafter “THE CONCESSIONS” matter of the above said lots and identified in subparagraphs c.1. and c.2 will be referred in this document as a whole as “THE CONCESSIONS”.

d.	Under oath of saying the truth, that as the date of execution of this agreement, THE CONCESSIONS are in force and without of any legal or economic burden.

e.	That at the time of executing this agreement he has not executed any other legal act regards THE CONCESSIONS, being why he guarantees the legal existence and legal availability of THE CONCESSIONS.

f.	That as to the date of executing this agreement, all payments, taxes and contributions or legal rights regards THE CONCESSIONS are updated and in force.

g.	Under oath of saying the truth, that it has the physical and pacific possession of THE CONCESSIONS matter of this contract.

h.	That actually he is filing the environmental permits to start developing his exploration and production workings in THE CONCESSIONS.

II. “MARIA” DECLARES.

a. That he is Mexican by birth, original of Concepcion del Oro, Zacatecas, State of Mexico  and counts on with sufficient legal capacity to commit herself in the terms of this agreement, as well as in accordance with the Mining Law and its Regulations.

b. That he is married with CARLOS under the legal regime of jointly goods.

c. That she agrees and consents with each and every one of the declarations stated by CARLOS.

III. “ALTA VISTA” DECLARES.

a. That it is a mercantile corporation incorporated under the laws of Mexico and filed before the Commerce Public Registry as it is credited with deed number 15158 issued on March 16th, 2007, granted by the Mr. Juan M. Brown Alvarez, Public Broker number 46 of Mexico City.

b. That Mr. Tomas Vidales Soto is proxy holder of “ALTA VISTA” and counts on with enough the legal faculties and representation to execute this agreement on behalf of ALTA VISTA.

c. That agrees in executing this agreement to formally acquire the property rights over THE CONCESSIONS identified in interjection c. of previous Declaration I in the terms of this agreement.

III.	THE PARTS DECLARE:

a. That they mutually recognize each other the legal faculties with the ones they concur to the execution celebration of this contract.

b. That they physically know “THE CONCESSIONS” object of this contract.

c. That it is their free will to execute this contract not existing error, bad faith or injury.

Exposed the previous thing, THE PARTS agree in subjecting to the following

C L A U S E S

FIRST.- "THE PROPRIETORS" assign to “ALTA VISTA”, without reserve nor limitation some, the ownership of all legal rights over THE CONCESSIONS denominated as “GUADALUPE” and “GUADAUPE 2”, which is identified in subparagraph c. of Declaration I of this contract  and subject to the fulfillment of the terms of this agreement.

In the occasion of the execution of this contract, “ALTA VISTA” subrogates in all the legal rights and duties stated by the Mexican Mining Law and its Regulations as well as to the Mexican Environmental Law.

A hard copy of such CONCESSIONS is attached to this agreement as exhibits 3 and 4.

SECOND.- “ALTA VISTA” agrees to pay "THE PROPRIETORS" for the acquisition of the ownership over THE CONCESSIONS, $1’,000,000.00 (ONE MILLION DOLLARS), which will be paid as follows and subject to:

1.	That ALTA VISTA counts on with the legal access to THE CONCESSIONS;

2.	That THE OPROPRIETORS have handed out to ALTA VISTA all reports, technical information and geological background of THE CONCESSIONS

a.	U.S. $10,000.00 (TEN THOUSAND DOLLARS) will be paid within seven days after signing and certifying this agreement.

For this effect, ALTA VISTA will make the wire transfer to account number 6210792240 or CLABE code CLABE 021932062107922406, both registered before HSBC, S.A. BANK at CARLO’s name. The corresponding wire transfer receipt will constitute the proof of payment notwithstanding that THE PROPRIETORS will have to issue a private invoice.

When CARLOS delivers the official invoices to ALTA VISTA, then the IVA will be paid to CARLOS

b.	$20,000.00 (TWENTY THOUSAND DOLLARS) will be paid on June 30th, 2010.

c.	$30,000.00 (THIRTY THOUSAND DOLLARS) will be paid on December 30th, 2010.

d.	$50,000.00 (FIFTY THOUSAND DOLLARS) will be paid on June 30th, 2011.

e.	$50,000.00 (FIFTHTY THOUSAND DOLLARS) will be paid on December 30th, 2011.

f.	$75,000.00 (SEVENTY FIVE THOUSAND DOLLARS) will be paid on June 30th, 2012.

g.	$100,000.00 (ONE HUNDRED THOUSAND DOLLARS) will be paid on December 30th, 2012.

h.	$200,000.00 (TWO HUNDRED THOUSAND DOLLARS) will be paid on June 30th, 2013.

i.	$465,000.00 (FOUR HUNDRED SIXTY FIVE HUNDRED THOUSAND DOLLARS) will be paid on December 30th, 2013.

THIRD.- THE PARTS expressly agree that in the event of ALTA VISTA cannot have access to THE CONCESSIONS, THE PROPRIETORS, jointly with ALTA VISTA will assist in the necessary legal actions to obtain such access.

FOURTH.- "ALTA VISTA agrees in paying THE CONCESSION’s semester taxes as of the first semester of 2010.

FIFTH.- "ALTA VISTA" agrees in paying THE PROPRIETORS an equivalent to 2% over the production obtained on THE CONCESSION’s exploitation, stating that this concept is known as Net Smelter Return (NSR).

In case ALTA VISTA could start producing before a 4 years period, it will anyway pay to THE PROPRIETORS such percentage. This concept is completely independent of the purchase price.

SIXTH.- THE PARTS agree that ALTA VISTA will be able to buy out for THE PROPRIETORS and with their previous consent  such Net Smelter Return in the amount of One Million Dollars.

SEVENTH.- THE PROPRIETORS agree and commit before ALTA VISTA in providing the physical and pacific possession over THE CONCESSIONS as it has been stated by them.

EIGTH.- THE PROPRIETORS commit with ALTA VISTA in providing, within a term of 15 days counted as of the execution date of this agreement, all geological reports they count on, such as the regular workings reports they have over THE CONCESSIONS.

Also, THE PROPRIETORS commit with ALTA VISTA in delivering or handing out, within the first five days of every two months, all the geological reports generated by the exploitation that they are doing in THE CONCESSIONS.

NINETH.- THE PROPRIETORS commit in permanently keeping all their exploration, exploitation and environmental duly up dated and in force.

THE PROPRIETORS assume all their legal, economic and administrative responsibilities for the exploration and exploitation workings they are doing and developing in THE CONCESSIONS

ALTA VISTA will assist technically THE PROPPRIETORS upon availability in it’s schedule, but they will not have no right to charge ALTA VISTA with any responsibility derived of their explorations workings.

In any case ALTA VISTA will not be responsible for any of the exploration or exploitation workings results obtained by THE PROPRIETORS or by their personnel. This because ALTA VISTA will only provide THE PROPRIETORS with technical recommendations but at any time ALTA VISTA will be supervising or directing their mining exploration or exploitation workings.

TENTH.-  THE PROPRIETORS, as of the execution date of this agreement commit with ALTA VISTA in continue developing extractions and production workings over THE CONCESSIONS, but in any case such production won’t be higher than 1,500 tons of mineral per annum. This right will be in force for 4 years counted as of the execution date of this agreement.

For this effect, every two months THE PROPRIETORS will hand out to ALTA VISTA the reports and information they have produced regards the exploration and production obtained within the previous two months.

In case THE PROPRIETORS do not deliver ALTA VISTA such reports or in case they were false, they will immediately stop exploring and producing. ALTA VISTA will count on with the legal right to impede THE PROPRIETORS the access to THE CONCESSIONS to continue developing or producing their mining workings.

Also THE PROPRIETORS allow and authorize ALTA VISTA to request, from any contractor (companies, suppliers, etc) working with or for THE PROPRIETORS, information they count on regards all the services provided to THE PROPRIETORS.

For this effect, THE PROPRIETORS will notify ALTA VISTA who is/are the companies working or trading with them the mining workings developed in THE CONCESSIONS. For this, THE PROPRIETORS will extend ALTA VISTA a letter authorizing it for doing the corresponding search or request.

ELEVENTH.-  THE PARTS agree that the causes stated below will be enough to consider this agreement breached:

a.	If ALTA VISTA does not pay any of thee stipulated installments within the 30 day grace period;

b.
If THE PROPRIETORS do not fulfill any of all of their stipulated duties and therefore ALTA VISTA is affected. If so, an agreed penalty equivalent to the installments will be charged to THE PROPRIETORS and ALTA VISTA will have the right to terminate the agreement or charge THE PROPRIETORS with such penalty.

TWELVE.- If ALTA VISTA does not pay the corresponding stipulated installment within the 30 days grace term, this agreement will be automatically terminated and THE PROPRIETORS will keep the previous installments paid by ALTA VISTA.

THIRTEENTH.-  THE PARTS agree in appear before a notary public to certify this agreement for the legal effects foreseen in article 23 of the Mining law.

FOURTEENTH.-  "THE PARTIES" agree that once this contract has been signed out and certified before notary public or broker, anyone of them will be able, indifferently, to register it before the Mining Public Registry so that it has desired effects before third parties.

FIFTEENTH.- THE PROPRIETORS, according to statement I.h. commit in to ALTA VISTA in not acquiring mining concession any within a contiguous zone of 5 kilometers next to THE CONCESSIONS for not causing a conflict of interest with ALTA VISTA.

SEIXTEENTH.- "THE PARTS", state as their domiciles for the effects of any notice regarding this agreement, the following:

CARLOS ROBERTO HANDAL LINARES                        “MINERA ALTA VISTA, S.A. DE C.V
Violetas No. 94 C.P. 98054                                                          Las Quintas No. 64, C.P. 83249
Fracc. Felipe Angeles                                                                 Col. Santa Fe Hermosillo, Sonora
Zacatecas, Zacatecas                                                                 Tel. (662) 210-4737
Mexico                                                                                          Mexico

SEVENTEENTH.- “THE PARTS” agree that all disputes arising of or in connection with this agreement, or in respect of any legal relationship associated therewith or there from, shall be referred to and finally resolved by arbitration administered by the Arbitration Centre of Mexico (CAM) by only one arbitrator.

Read out to and for THE PARTS the content and legal effects of the present contract, they sign it to their whole satisfaction being the thirty days of the month of December of year two thousand and nine.

“CARLOS”	“MARIA”
ROBERTO HANDAL LINARES	SRA. MARIA CONCEPCION LARA LUNA
BY MY OWN LEGAL CAPACITY	BY MY OWN LEGAL CAPACITY

“ALTA VISTA”
MINERA ALTA VISTA, S.A. DE C.V.
TOMAS GUILLERMO VIDALES SOTO
LEGAL REPRESENTAIVE

CONTRATO DE EXPLORACION Y DE CESION ONEROSA DE DERECHOS DE CONCESION MINERA QUE CELEBRAN, POR UNA PARTE EL SR. CARLOS ROBERTO HANDAL LINARES Y LA SRA. MA. CONCEPCION LARA LUNA, AMBOS POR SU PROPIO DERECHO, DENOMINADOS EN LO SUCESIVO, EN LO INDIVIDUAL COMO “CARLOS” Y “MARIA” RESPECTIVAMENTE Y EN LO COLECTIVO COMO “LOS PROPIETARIOS” Y POR LA OTRA PARTE LA SOCIEDAD MINERA ALTA VISTA, S.A. DE C.V., REPRESENTADA POR SU APODERADO EL ING. TOMAS GUILLERMO VIDALES SOTO, DENOMINADA EN LO SUCESIVO COMO “ALTA VISTA” AL TENOR DE LAS SIGUIENTES DECLARACIONES Y CLAUSULAS:

D E C L A R A C I O N E S

I.	DECLARA “CARLOS”:

a.
Que es mexicano por nacimiento, originario de                                                                                           Monterrey N. L México, inscrito en el Registro Federal de Contribuyentes bajo la clave HALC-550822PJ9 y cuenta con capacidad legal suficiente para obligarse en los términos del presente contrato, así como de conformidad con la Ley Minera y su Reglamento.

b.	Bajo protesta de decir verdad, que se encuentra casado con la Sra. María Concepción Lara Luna bajo el régimen de SOCIEDAD CONYUGAL.

c.
Bajo protesta de decir verdad, que es el legítimo propietario del 50% (cincuenta por ciento), de los derechos de exploración y explotación de “LAS CONCESIONES” mineras que enseguida se identifican por encontrarse casado bajo el régimen de sociedad conyugal y cuenta con el dominio de LAS CONCESIONES y de los derechos derivados de éstas, las cuales se localizan en el Municipio de Fresnillo Zacatecas, México, las cuales son objeto del presente contrato de cesión:

c.1.
 “GUADALUPE” Concesión Minera, Título Número 233872, expedido el 22 de abril del 2009, Expediente número 083/28826, ubicado en el Municipio de Fresnillo, Zacatecas, con una superficie de 127.4134 Hectáreas e inscrito en el Acta número 292 a Fojas 146 del Volumen 375 del Libro de Concesiones Mineras del Registro Público de Minería.

c.2.
“GUADALUPE 2” Concesión Minera, Título Número 233873, expedido el 22 de abril del 2009, Expediente número 93/28827, ubicado en el Municipio de Fresnillo, Zacatecas, con una superficie de 155.4218 Hectáreas e inscrito en el Acta número 293 a Fojas 147 del Volumen 375 del Libro de Concesiones Mineras del Registro Público de Minería.

Que en adelante “LAS CONCESIONES” que amparan LOS LOTES identificados en los incisos c.1. y c.2 serán referidas e identificadas en su conjunto en este documento como “LAS CONCESIONES”.

d.
Bajo protesta de decir verdad, que a la fecha de celebración del presente contrato “LAS CONCESIONES” y los derechos que de las mismas derivan, se encuentran vigentes, libres de todo carga o gravamen, limitación de dominio, uso o goce que impida su disposición por parte del declarante.

e.
Bajo protesta de decir verdad, que a la fecha de celebración del presente contrato no ha realizado respecto de “LAS CONCESIONES”, contrato o acto legal alguno distinto al contenido en este instrumento legal, por lo que garantiza la existencia, vigencia, legitimidad y disponibilidad de los referidos derechos objeto de este contrato.

f.
Bajo protesta de decir verdad, que a la fecha de celebración del presente contrato las referidas CONCESIONES se encuentran vigentes y al corriente en el pago de sus prestaciones, impuestos, derechos y contribuciones y cualesquiera otras cargas de cualquier índole.

g.	Bajo protesta de decir verdad, que tiene la posesión física y pacífica de “LAS CONCESIONES” objeto de este contrato.

h.
Bajo protesta de decir verdad, que a la fecha de celebración de este contrato su representada no cuenta con la propiedad de concesión minera alguna a su nombre y dentro de un radio de 5 kilómetros a la redonda de la ubicación de “LAS CONCESIONES” objeto de este contrato, distinta a “LAS CONCESIONES” objeto de este instrumento legal.

i.
Bajo protesta de decir verdad, que a la fecha de celebración del presente contrato, se encuentran en tramite y a nombre de “LOS PROPIETARIOS” haciendo referente a lo siguiente: los permisos ambientales correspondientes para realizar trabajos de exploración y explotación mineros en “LAS CONCESIONES”, así como cuenta con todas las medidas sanitarias, laborales, de seguridad social y legales que cumplen con las Normas Oficiales Mexicanas (NOM´s), en materia ambiental para realizar los trabajos de exploración NOM-120 y explotación que viene realizando en ”LAS CONCESIONES”.

II.	DECLARA “MARIA”:

a.
Que es mexicana por nacimiento, originaria de Concepción del Oro Zac, y cuenta con capacidad legal suficiente para obligarse en los términos del presente contrato, así como de conformidad con la Ley Minera y su Reglamento.

b.	Bajo protesta de decir verdad, que se encuentra casada con el Sr. Carlos Roberto handal Linares bajo el régimen de SOCIEDAD CONYUGAL.

c.
Que está de acuerdo en todas y cada una de las declaraciones previamente expuestas por “CARLOS” y por ende en este acto las hace suyas y las tiene por aqui reproducidas como si a la letra se insertasen para los efectos legales objeto de este contrato.

III.	DECLARA “ALTA VISTA”:

a.
Que su representada es una sociedad mercantil debidamente constituida conforme a las leyes de la República Mexicana e inscrita ante el Registro Público del Comercio, como consta en la Póliza Mercantil número 15158, de fecha 16 de marzo del 2007, otorgada por el Lic. Juan M. Alvarez Moreno, Corredor Público número 46 del Distrito Federal.

b.
Que el Ing. Tomas Guillermo Vidales Soto es apoderado de “ALTA VISTA” y cuenta con las facultades legales suficientes para celebrar el presente contrato, en términos de la copia certificada de la escritura pública número 28,977 de fecha 16 de Diciembre de 2008 otorgada por el Lic. Salvador A. Corral Martínez, notario público número 28 de Hermosillo,

c.	Sonora, junto con poder notariado del Registro Publico Minero, mismas que no le han sido revocadas ni limitadas en forma alguna, por lo que se encuentra plenamente facultado para su celebración.

d.
Que está de acuerdo en adquirir los derechos sobre “LAS CONCESIONES” correspondientes a “LAS CONCESIONES” identificados en las declaraciones I.c a I.h anteriores en los términos del presente contrato y con base en las declaraciones hechas por “LOS PROPIETARIOS”.

IV.	DECLARAN LAS PARTES :

a.	Que se reconocen mutuamente la personalidad con que concurren a la celebración del presente contrato.

b.	Que conocen físicamente “LAS CONCESIONES” objeto de la concesiones materia del presente contrato.

c.	Que es su libre voluntad celebrar el presente contrato no existiendo error, dolo, mala fe o lesión.

Expuesto lo anterior, “LAS PARTES” están de acuerdo en sujetarse a las siguientes

C L A U S U L AS

PRIMERA.-  “LOS PROPIETARIOS” están de acuerdo y se obligan en los términos del presente contrato, a ceder onerosamente en favor de “ALTA VISTA”, la concesión y titularidad del 100% (cien por ciento) de los derechos contenidos y derivados en y de “LAS CONCESIONES” que amparan los lotes “GUADALUPE” y “GUADALUPE 2” respectivamente, las cuales se encuentran identificadas en las declaración I.c de este contrato y se tienen por aquí reproducidas como si a la letra se insertasen previa liquidación que se haga de la suma convenida.

Con motivo de la celebración del presente contrato, “ALTA VISTA” habrá de subrogarse en todos los derechos y obligaciones que la Ley Minera y su Reglamento establecen, así como la Ley de Equilibrio Ecológico y Protección al Medio Ambiente, sus reglamentos y demás disposiciones aplicables.

Copia de los citados Títulos de Concesión corren agregados al presente instrumento legal debidamente firmados por “LAS PARTES” como Anexos 3 y 4 de este contrato.

SEGUNDA.- “ALTA VISTA” está de acuerdo y se obliga a pagar en favor de “LOS PROPIETARIOS” por la adquisición de los derechos de exploración y explotación y dominio de “LAS CONCESIONES” a que se refiere la cláusula anterior, quien está de acuerdo en que así sea, la cantidad de U.S. $1´000,000.00 (UN MILLON DE DOLARES DE LOS ESTADOS UNIDOS DE NORTEAMERICA), mismos que serán liquidados en los términos que a continuación se detallan y sujetos a lo siguiente:

1.	Que “ALTA VISTA” cuente con el acceso (servidumbre de paso), a los lotes objeto de este contrato.

2.
Que “LOS PROPIETARIOS” hayan proporcionado a “ALTA VISTA” toda la información técnica, reportes y antecedentes geológicos con que cuenten respecto de los trabajos de perforación y/o exploración realizados en “LAS CONCESIONES”.

a.
  La suma de U.S. $10,000.00 (DIEZ MIL DÓLARES AMERICANOS), dentro de los 7 (siete) días siguientes contados a partir de la firma y ratificación ante fedatario público del presente contrato toda vez que a partir de ese momento “ALTA VISTA” habrá de gestionar una transferencia del extranjero para hacer el presente pago a la cuenta de “LOS PROPIETARIOS”.

Lo anterior debido a que a partir de que se firme y ratifique este contrato, “ALTA VISTA” dará instrucciones para que de haga una transferencia internacional de fondos para pagarse la suma antes indicada.

Para este efecto, “ALTA VISTA” hará el pago correspondiente a través de transferencia electrónica a la cuenta número 6210792240 o cuenta CLABE 021932062107922406, ambas registradas ante Banco HSBC, S.A. a nombre de CARLOS ROBERTO HANDAL LINARES y la ficha o comprobante de depósito harán las veces de comprobante de pago de esta primera exhibición, independientemente de que “LOS PROPIETARIOS” habrá de emitir y entregar a “ALTA VISTA” el o los recibos de pago respectivos.

Cuando LOS PROPIETARIOS entreguen a ALTA VISTA los recibos fiscales respectivos ALTA VISTA pagará el Impuesto al Valor Agregado para que LOS PROPIETARIOS lo retengan.

b.
 La suma de U.S. $20,000.00 (VEINTE MIL DÓLARES AMERICANOS), a los 06 (seis) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de junio del 2010 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

c.
La suma de U.S. $30,000.00 (TREINTA MIL DÓLARES AMERICANOS), a los 12 (doce) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de diciembre del 2010 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

d.
La suma de U.S. $50,000.00 (CINCUENTA MIL DÓLARES AMERICANOS), a los 18 (dieciocho) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de junio del 2011 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

e.
La suma de U.S. $50,000.00 (CINCUENTA MIL DÓLARES AMERICANOS), a los 24 (veinticuatro) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de diciembre del 2011 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

f.
La suma de U.S. $75,000.00 (SETENTA Y CINCO MIL DÓLARES AMERICANOS), a los 30 (treinta y cuatro) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de junio del 2012 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

g.
La suma de U.S. $100,000.00 (CIEN MIL DÓLARES AMERICANOS), a los 36 (treinta y seis) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de diciembre del 2012 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

h.
La suma de U.S. $200,000.00 (DOSCIENTOS MIL DÓLARES AMERICANOS), a los 42 (cuarenta y dos) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de junio del 2013 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

i.
La suma de U.S. $465,000.00 (CUATROCIENTOS SESENTA Y CINCO MIL DÓLARES AMERICANOS), a los 48 (cuarenta y ocho) meses contados a partir de la firma del presente contrato, esto es, el día 30 (treinta) de diciembre del 2013 e igualmente se pagarán a través de transferencia electrónica en los términos antes precisados.

TERCERA.- “LAS PARTES” están de acuerdo y convienen que en el evento de  que “ALTA VISTA” no logre con sus gestiones obtener la autorización de el o los dueños de los predios contiguos o los que rodean “LAS CONCESIONES”; “LOS PROPIETARIOS”, conjuntamente con “ALTA VISTA” habrán de coadyuvar para iniciar las acciones legales que sean necesarias para obtener el acceso o servidumbre de paso respectivos o inclusive hasta la expropiación temporal de esos lotes contiguos conforme a la Ley Minera en caso de ser necesario.

CUARTA.- “ALTA VISTA” está de acuerdo en pagar a partir del primer semestre del año 2010 pagará por cuenta de “LOS PROPIETARIOS”, los derechos y/o impuestos semestrales que generen “LAS CONCESIONES”.

QUINTA.- “LAS PARTES” están de acuerdo y convienen expresamente en que “LOS PROPIETARIOS” recibirán de “ALTA VISTA” por concepto de pago de regalías, un porcentaje equivalente al 2% (DOS POR CIENTO) sobre la producción que obtenga “ALTA VISTA” derivado de la explotación que haga de “LAS CONCESIONES” y que en la industria minera dicha producción o regalías se conocen en idioma inglés como “Net Smelter Return” (NSR).

Para el caso de que ALTA VISTA produjera antes del término de los cuatro años previsto en este contrato, de cualquier forma pagará a LOS PROPIETARIOS el porcentaje previsto en el párrafo anterior.

 SEXTA.- “LAS PARTES” están de acuerdo y expresamente convienen en que “ALTA VISTA”, podrá pagar, previo consentimiento de “LOS PROPIETARIOS”, la suma de $1’000,000.00 (UN MILLON DE DOLARES DE LOS ESTADOS UNIDOS DE AMERICA), en concepto de pago por la adquisición anticipada de la totalidad de sus derechos de regalías y/o producción (“NSR”) a que se refiere la cláusula anterior.

“LAS PARTES” expresamente acuerdan que el concepto y monto identificado en esta cláusula es completamente independiente de los pagos (precio) que tiene que verificar ALTA VISTSA para la adquisición de los referidos derechos de concesión mineros sobre “LAS CONCESIONES” a que se refieren las cláusulas Primera y Segunda de este contrato, por lo que la forma como finalmente se negocie y/o liquide y/o pague este concepto (regalías), ello no será obstáculo o impedimento para que “ALTA VISTA” adquiera, previo pago de la suma estipulada en la cláusula segunda anterior, la titularidad y dominio de los derechos de propiedad de “LAS CONCESIONES” objeto de este contrato.

SEPTIMA.- “LOS PROPIETARIOS” están de acuerdo y se obligan a entregar en favor de “ALTA VISTA” a la firma del presente contrato, la posesión física y pacífica de “LAS CONCESIONES” objeto de este contrato conforme se encuentra declarado en la Declaración I.g de este instrumento legal.

OCTAVA.- “LOS PROPIETARIOS” están de acuerdo y se obligan a entregar a “ALTA VISTA” dentro de un plazo de 15 días naturales contados a partir de la firma se este contrato, los reportes o resultados geológicos con que cuenta, así como los reportes de “trabajos regulares” que en su caso haya realizado o se encuentre realizando respecto de “LAS CONCESIONES”, al igual que los reportes o información que de todo tipo tiene con motivo de los trabajos de explotación que ha venido realizando, así como los que continúe desarrollando en “LAS CONCESIONES” a partir de la entrada en vigor del presente contrato.

Asimismo, “LOS PROPIETARIOS”, están de acuerdo y se obligan a entregar a “ALTA VISTA“, dentro de los primeros 5 (cinco) días de cada bimestre, los informes, reportes geológicos o información geológica o técnica de cualquier tipo que tenga y/o genere con motivo de los trabajos de exploración y de explotación que continúe desarrollando en “LAS CONCESIONES” a partir de la entrada en vigor del presente contrato.

NOVENA.-  “LOS PROPIETARIOS”, con base en su declaración contenida en el inciso i. de la Declaración I. del presente contrato, están de acuerdo y se obligan, tanto a tramitar como en su caso a mantener vigentes, los permisos y/o licencias ambientales y/o cumplir con las Normas Oficiales Mexicanas aplicables en materia de exploración y explotación mineras que a él corresponden con motivo de los trabajos de exploración y/o explotación que ha venido realizando y continúe desarrollando en “LAS CONCESIONES”.

Asimismo, “ALTA VISTA” está de acuerdo y se obliga expresamente a tramitar los permisos y/o licencias ambientales y/o cumplir con las Normas Oficiales Mexicanas aplicables en materia de exploración minera que le correspondan con motivo de los trabajos de exploración que habrá de realizar en “LAS CONCESIONES” objeto de este contrato a partir de la entrada en vigor del presente instrumento legal.

Con motivo de lo convenido en el primer párrafo de la presente cláusula, “LOS PROPIETARIOS” asumen toda responsabilidad legal, económica y administrativa que a éste pueda corresponder con motivo de los trabajos de exploración y/o de explotación mineras que éstos han venido desarrollando y por los que continúen desarrollando en “LAS CONCESIONES”, por lo que desde ahora se obligan a dejar a “ALTA VISTA” libre de toda responsabilidad legal, económica o administrativa que se hayan generado antes de la entrada en vigor de este instrumento legal o que pueda generarse con motivo de los trabajos de exploración y/o explotación que “LOS PROPIETARIOS” continúen desarrollando a partir de la entrada en vigor de este contrato.

“ALTA VISTA”, cuando así lo permitan sus labores de exploración en LAS CONCESIONES, apoyará técnicamente a “LOS PROPIETARIOS” o al personal empleado por éste en sus trabajos de exploración o explotación en los términos del presente contrato. El apoyo consistirá en las recomendaciones técnicas correspondientes para que “LOS PROPIETARIOS” desempeñen sus trabajos de manera más conveniente para sus fines de exploración y/o explotación.

En ningún caso “ALTA VISTA” será responsable de los trabajos, resultados, accidentes profesionales o de trabajo o situaciones análogas de cualquier tipo que se generaran o pudieran generarse con motivo de los trabajos o labores que realicen o hayan realizado “LOS PROPIETARIOS” o su personal en LAS CONCESIONES; toda vez que “ALTA VISTA” tan sólo, con base en esta cláusula, brindará recomendaciones de carácter técnico pero sin supervisar o dirigir o administrar los trabajos que al efecto realicen “LOS PROPIETARIOS” o su personal.

 “ALTA VISTA” de obliga a reportar a “LOS PROPIETARIOS” o a las personas autorizadas por “LOS PROPIETARIOS”, sobre el personal que estará laborando en LAS CONCESIONES. Asimismo, considerando que “LOS PROPIETARIOS” habrán de estar realizando trabajos de exploración y/o explotación en LAS CONCESIONES durante la vigencia del presente contrato, igualmente habrán de reportar a “ALTA VISTA” quiénes son las personas autorizadas para tal efecto por parte de “LOS PROPIETARIOS”.

Lo anterior con la única finalidad de mantener un debido control sobre la gente que labore en LAS CONCESIONES, así como poder supervisar y tener control en y de las actividades de exploración y/o explotación que desempeñen ambas partes en LAS CONCESIONES.

DECIMA.- “LOS PROPIETARIOS” están de acuerdo y expresamente se obligan frente a “ALTA VISTA”, en que a partir de la entrada en vigor del presente contrato podrán continuar desarrollando sus trabajos de extracción, explotación y/o beneficio de minerales en y de “LAS CONCESIONES”, con la restricción de que la explotación y/o beneficio que hagan será a pequeña escala y en ningún caso podrá ser superior a 1,500 (un mil quinientas) toneladas de minerales al año, al igual que este derecho tendrá una vigencia de 4 (cuatro) años contados a partir de la fecha de firma del presente contrato.

LAS PARTES convienen en que quedará excluida de la cantidad indicada en el párrafo anterior, los terreros que actualmente se encuentran en la superficie de LAS CONCESIONES y que se estiman en hasta  5,000 (cinco mil) toneladas, los cuales podrán ser dispuestos libremente por LOS PROPIETARIOS.

Para lo anterior, “LOS PROPIETARIOS” habrán de entregar a “ALTA VISTA” de manera bimestral, la información y/o reportes o documentos fehacientes de cualquier índole que se generen y en los que consten y se reporten fehaciente y verazmente la extracción, explotación y/o beneficio de minerales que haya venido realizando durante ese y/o cada bimestre.

Para el caso de que “LOS PROPIETARIOS” falten o incumplieran con su obligación de entregar documentos fehacientes o de que los mismos no fueren veraces, está de acuerdo en dejar de producir de manera inmediata sus trabajos de extracción y/o producción, para lo cual “ALTA VISTA” tendrá expedito, sin necesidad de declaración judicial, el derecho para podrá impedirle el acceso a “LAS CONCESIONES” para que continúen desarrollando sus trabajos de extracción, explotación y/o beneficio, esto será mediante una investigación previa y en dado caso una negociación entre los implicados para llegar a una solución de conformidad de las partes involucradas.

Para lo anterior “LOS PROPIETARIOS”, desde este momento están de acuerdo y otorgan a “ALTA VISTA” la autorización para acudir ante la o las empresas, clientes o proveedores de cualquier tipo ante los o las cuales esté beneficiando la extracción de minerales que haga de “LAS CONCESIONES”.

A efecto de dar vigencia a la autorización convenida en el párrafo anterior, “LOS PROPIETARIOS” notificarán fehacientemente a “ALTA VISTA” sobre quién o quiénes son las empresa(s), cliente(s) o proveedor(es) ante los cuales cuales estén beneficiando y/ comercializando el o los los minerales extraídos en y de “LAS CONCESIONES”, así como habrán de notificar fehacientemente a dichas empresas o personas sobre la autorización irrevocable otorgada a ”ALTA VISTA” a efecto de que ésta en cualquier momento, ante cualquier incumplimiento o posible incumplimiento por parte de “LOS PROPIETARIOS”, tenga expedita su autorización y derecho para acudir ante esas entidades para verificar los datos de producción, beneficio o explotación objeto de esta cláusula.

Para lo anterior, “LOS PROPIETARIOS” firmarán la(s) Carta(s) de Autorización Irrevocable” que corre agregada al presente contrrato y cuantas sean necesarias autorizando a “ALTA VISTA” ante las empresa(s), cliente(s) o proveedor(es) ante los cuales estén explotando o beneficiando los minerales extraídos en y de “LAS CONCESIONES” y “ALTA VISTA” pueda, en cualqueir momento verificar la veracidad de la informacion que “LOS PROPIETARIOS” le aporte y/o entregue.

Asimismo, “LAS PARTES” convienen expresamente que ”ALTA VISTA” podrá, en cualquier momento, realizar la medición del peso y/o volúmen y promedios de el o los minerales que “LOS PROPIETARIOS” extraigan, exploten y/o beneficien, a efecto de obtener la información sobre la extracción y/o explotación que vengan realizando “LOS PROPIETARIOS” en los términos del presente contrato.

DECIMA PRIMERA.- “LAS PARTES” convienen expresamente en que serán causas de incumplimiento y rescisión del presente contrato las siguientes:

a.	Si “ALTA VISTA” deja de pagar cualquiera de sus pagos. Para este caso, “ALTA VISTA” tendrá un plazo de gracia de 30 días naturales para hacer el pago correspondiente;

b.
Si “LOS PROPIETARIOS” incumplen con cualesquiera de sus obligaciones estipuladas en este contrato y por tal motivo “ALTA VISTA” se viera afectada, se le aplicará una pena convencional equivalente a la o a las exhibiciones o pagos correspondientes al calendario de pagos estipulados en el presente contrato, de tal suerte que siendo optativo para “ALTA VISTA”, dependiendo de la trascendencia del incumplimiento, ya sea rescindir este contrato y tener expedito su derecho, ya sea para reclamar el reembolso de los pagos previamente efectuados, o bien descontar el o los pagos que correspondan del precio o saldo del precio pendiente de pago.

DECIMA SEGUNDA.- Si “ALTA VISTA” dejare de hacer alguno de los pagos estipulados y transcurrido el término de gracia de 30 días sin que “ALTA VISTA” hubiese hecho el pago respectivo, este contrato se entenderá automáticamente terminado y sin ningún efecto legal alguno para LAS PARTES y por ende “LOS PROPIETARIOS” conservarán para sí las sumas de dinero que “ALTA VISTA” le haya pagado previamente.

DECIMA TERCERA.- “LAS PARTES” están de acuerdo en comparecer ante fedatario público simultáneamente a la firma del presente contrato para ratificar este instrumento legal para los efectos de lo dispuesto en el artículo 23 de la Ley Minera, estando de acuerdo en solicitar indistintamente la inscripción de este contrato en el Registro Público de Minería en los términos de las disposiciones legales aplicables para que surta plenos efectos legales contra terceros.

DECIMA CUARTA.- “LAS PARTES” están de acuerdo que una vez firmado y ratificado el presente ante fedatario público, cualquiera de ellas podrá, indistintamente, inscribir o solicitar la inscripción del mismo ante el Registro Público de Minería para que surta efectos ante terceros.

DECIMA QUINTA.- “LOS PROPIETARIOS”, con base en la manifestación realizada por ambos conforme al contenido de la Declaración I.h de de este contrato, están de acuerdo y se obligan frente a “ALTA VISTA” a no detentar o adquirir la propiedad sobre concesión alguna distinta a “LAS CONCESIONES” objeto de este contrato dentro de un radio de cinco kilómetros a la redonda de cada propiedad (concesión), a efecto de no entrar en un conflicto de intereses o competencia desleal con “ALTA VISTA”; en el entendido de que si faltare, tanto a la declaración antes referida como a esta cláusula, pagará a “ALTA VISTA” los daños y perjuicios  que ello le ocasionare.

Para los efectos de este contrato y en virtud del proyecto de desarrollo minero que busca “ALTA VISTA” con la celebración de este contrato y la adquisición de “LAS CONCESIONES”, se entiende como daño convencional, el costo o precio que tuviere LA o “LAS CONCESIONES” no declaradas o que adquirieran “LOS PROPIETARIOS” en contravención a esta cláusula en su caso y será a elección de “ALTA VISTA” cobrarse con la(s) concesión(es) no declaradas o indebidamente adquiridas en contravención a esta cláusula y por perjuicio convencional se entenderá el potencial de producción anualizado que esa(s) concesión(es) tengan al momento del pago y será acumulativo hasta que en su caso se hiciere el pago respectivo de este concepto.

Al finalizar el plazo de exploración y ALTA VISTA no ejerza el derecho de compra ALTA VISTA deberá entregar un informe completo original a “LOS PROPIETARIOS”.

DECIMA SEXTA.- “LAS PARTES”, para los efectos de lo dispuesto en el presente contrato, señalan como sus domicilios convencionales los siguientes:

CARLOS ROBERTO HANDAL LINARES                                                “MINERA ALTA VISTA, S.A. DE C.V
Violetas No. 94 C.P. 98054                                                                                  Las Quintas No. 64, C.P. 83249
Fracc. Felipe Angeles                                                                                         Col. Santa Fe Hermosillo, Sonora
Zacatecas, Zacatecas                                                                                         Tel. (662) 210-4737
Mexico                                                                                                                  Mexico

DECIMA SEPTIMA.- “LAS PARTES” convienen en que todas las desavenencias que surjan o se deriven de este contrato serán definitivamente resueltas de acuerdo con las Reglas de Arbitraje del Centro de Arbitraje de México (CAM), por un sólo árbitro nombrado conforme a dichas reglas.

Enteradas “LAS PARTES” del contenido y alcance jurídicos del presente contrato, lo firman a su entera satisfacción siendo los 30 (treinta) días del mes de diciembre del año dos mil nueve.

“CARLOS”	“MARIA”
ROBERTO HANDAL LINARES	SRA. MARIA CONCEPCION LARA LUNA
POR MI PROPIO DERECHO	POR MI PROPIO DERECHO

“ALTA VISTA”
MINERA ALTA VISTA, S.A. DE C.V.
ING. TOMAS GUILLERMO VIDALES SOTO
APODERADO